Public Relations Contact:
RJ Bardsley
Racepoint Group
415.623.2086
rbardsley@racepointgroup.com
----------------------------

For Immediate Release

                   ADVANCE NANOTECH APPOINTS JOE PARKINSON AS
                              CHAIRMAN OF THE BOARD

Co-Founder and Former Chairman and CEO of Micron Technology to Join Advance Nanotech

New York City - April 5, 2006 - Advance Nanotech, Inc., (OTC BB:AVNA.OB - News), the premier provider of financing and support services to expedite the commercialization of nanotechnology discoveries, today announced that Joe Parkinson has been appointed as non-executive Chairman of the Board. Mr. Parkinson will assume the role from Mr. Lee Cole, who has stepped down, but will continue to serve as a director of the company.

Mr. Parkinson, a distinguished businessman, scholar and philanthropist, of Boise, Idaho has served in past leadership positions at a number of technology companies, including as CEO of 8x8, Inc. (NASDAQ:EGHT). He is chiefly known as the co-founder of semiconductor manufacturer, Micron Technology (NYSE:MU). Mr. Parkinson served as president and then as chairman and CEO of Micron for many years, beginning with the company's inception in the basement of a dental center until his retirement in 1994 when the company's products and services included semiconductor memories, personal computers and custom manufacturing of a variety of high tech products. During his tenure at Micron, he also served as a board member of the Semiconductor Industry Association (including a year as chairman) and was a co-founding board member of the private-governmental research consortium, Sematech, expending over $200 million per year on research for the semiconductor industry. Mr. Parkinson continues to be employed part-time by 8x8, and he currently serves as chairman of the private companies Yew Technology, Inc. (recruiting a semiconductor research team headed by Roger Lee, CEO, and recently the recipient of a governmental financial commitment to assist construction of a semiconductor facility in Guangzhou, China) and Jarbridge, Inc. (owning and pursuing intellectual property for internet retail sales), and he serves on the board of First American Title Holding Company (owning and operating 47 title and escrow offices in Idaho and Montana).
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Mr. Parkinson has a history of serving in education, beginning with teaching math at a high school in Donaldsonville, Louisiana, where he also coached several basketball teams. He also taught business and tax courses as an assistant professor at Tulane School of Law and as a visiting assistant professor at New York University School of Law in the tax program. He was appointed by the Governor of Idaho to the State Board of Education overseeing all public elementary and high schools in Idaho, as well as the state's publicly funded universities including the University of Idaho and Boise State University. Mr. Parkinson currently serves on the Board of Tulane University in New Orleans, Louisiana. He has served on the boards of a number of charities and public institutions, including Idaho Health Facilities Authority, Red Cross of Idaho, Boise State University Foundation, Boise Philharmonic and Idaho Diabetes Association.

"We are pleased to have someone of Mr. Parkinson's stature and accomplishment as our Chairman of the Board," said Advance Nanotech CEO Magnus Gittins. "His deep industry experience and history of successful leadership will be a crucial benefit for Advance Nanotech as we proceed in our next phase of development. We also extend a heartfelt thanks to Mr. Cole, who has been an integral player in Advance Nanotech's development to this point."

"I am very pleased to join Advance Nanotech's board," said Mr. Parkinson. "I have great respect for this company and its dedication to nanotechnology, and look forward to working with the board and management team."

Parkinson joins Advance Nanotech board members Lee Cole, Tony Goncalves, Peter Rugg, Virgil Wenger, William Milne and Magnus Gittins.

About Advance Nanotech, Inc.

Advance Nanotech is dedicated to the successful commercialization of disruptive nanotechnologies to produce nano-enabled products. Advance provides financing and support services including commercialization guidance, project and infrastructure management, leadership assets, and counsel on intellectual property, licensing and regulatory issues to ensure maximum market potential. Advance Nanotech's diversified portfolio of 26 nanotechnologies, of which the company holds a majority stake in 21, impacts a range of applications including, but not limited to, sensors, medical therapeutics and composites. Advance is forging partnerships with leading manufacturers and universities in Europe, Asia and North America to transform innovative nanotechnology concepts into practical solutions. For more information on Advance Nanotech, please visit www.advancenanotech.com.
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                                     # # #

This document contains forward-looking statements by Advance Nanotech regarding its expectations as to its business, and involves risks and uncertainties and may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Such statements are based on management's current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.

Factors that may cause such a difference include, but are not limited to, problems and risks associated with developments in the nanotechnology industry in general and in Advance Nanotech's products under development in particular; the potential failure of Advance Nanotech's products under development to prove safe and effective in application; uncertainties inherent in the early stage of Advance Nanotech's products under development; failure to successfully implement or complete research programmes; failure to receive marketing clearance from regulatory agencies for our products under development; acquisitions, divestitures, mergers, licenses or strategic initiatives that change Advance Nanotech's business, structure or projections; the development of competing products; uncertainties related to Advance Nanotech 's dependence on third parties and partners; and those risks described Advance Nanotech 's filings with the SEC. Advance Nanotech disclaims any obligation to update these forward-looking statements.

Further information about these and other relevant risks and uncertainties may be found in the Advance Nanotech's findings with the Securities and Exchange Commission, all of which are available from the Commission as well as other sources.